Exhibit 99.1

NEWS RELEASE

Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-369-5200

Heritage Oaks Bancorp Sells $8.0 Million of Trust Preferred Securities

Paso Robles, CA - The Board of Directors of Heritage Oaks Bancorp (“Heritage Oaks”) (NASDAQ: HEOP) the holding company for Heritage Oaks Bank (the “Bank”), announced today that on October 27, 2006, it has completed a private placement of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by Heritage Oaks and were sold to a pooled investment vehicle sponsored by Sandler O’Neill & Partners, L.P. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”), and have not been registered under the Act. Sandler O’Neill assisted Heritage Oaks in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The $8.0 million in trust preferred securities have a floating rate of interest, which is reset quarterly, equal to 3-month LIBOR plus 1.72%.

Heritage Oaks intends to use the proceeds from the sale of the securities for general corporate purposes and expects the securities to qualify as Tier 1 capital for regulatory purposes.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE: Transmitted on Primezone on November 2, 2006, at 3:30 a.m. PDT.